Silver Dragon Trenches 512 Grams per Tonne/16.5 Ounces Silver over 44 metres in New Discovery at Cerros Las Minitas Project, Mexico

Durango, Mexico--January 22, 2008 -- Silver Dragon Resources Inc. (OTC BB:SDRG.OB - News) is pleased to announce the discovery of significant mineralization at the Company’s Cerros Las Minitas property in Durango, Mexico. Ground prospecting, mapping, geochemical and geophysical surveys have outlined a new zone, called La Crucitas, where significant mineralization has been identified in a series of trenches. Highlights from the surface trench program at La Crucitas include the following:

44 metres averaging 512 g/t Ag, 0.8% Pb, 0.4% Zn and 0.5% Cu
40 metres averaging 282 g/t Ag, 1.20% Pb, 2.10% Zn and 0.6% Cu
36 metres averaging 267 g/t Ag, 3.00% Pb, 2.80% Zn and 0.2% Cu
28 metres averaging 493 g/t Ag, 0.9% Pb, 0.8% Zn and 0.6% Cu

The newly discovered mineralization at La Crucitas is a 700 metre long and 200 metre wide geological sequence hosting multiple silver-lead-zinc-copper mineralization zones. Field crews completed a trench program last fall, the results and location of which are detailed in the table and map below, respectively.

Mineralized Areas of Cerros Las Minitas
Thickness and Grades of Mineralization Zones
		Weighted average
		grade (g/t, %, %, %)
Trench	Thickness (m)
		Ag	Pb	Zn	Cu

1	66	100	2.00	2.00	0.5
2	37	228	3.00	3.40	0.7
3	41	75	2.80	3.20	0.6
4	44	65	1.50	2.10	0.8
5	36	267	3.00	2.80	0.2
6	33	242	2.50	2.70	1.1
7	28	265	1.9	3.30	0.5
8	44	512	0.80	0.40	0.5
9	40	282	1.20	2.10	0.6
10	28	493	0.90	0.80	0.6
11	41	90	1.50	2.40	0.5
12	30	105	2.50	3.10	0.8
13	31	35	1.10	1.60	0.3

The newly discovered La Crucitas mineralization zone sits in a NW-SE trending sequence. This sequence, which hosts the Puro Corazon body and lies approximately 800 metres SE of it, is dominated by a zone of granitization within a sequence of limestones and granodiorite intrusives.

As illustrated in the map below, mineralization has been identified in trenches along strike for more than 700 metres within the zone of interest. Field crews have also been successful in discovering mineralization in a valley wall 500 metres further SE from the Zacatecas shaft. As a result of these recent discoveries, Silver Dragon has now identified a 1,200 metre target zone, extending from the Puro Corazon body through the La Crucitas and Zacatecas bodies.

Figure 1 La Crucitas Trench Map with Mineralized Trenches

The Company’s 2008 drilling and exploration program will encompass these newly discovered mineralized zones, including 20 new drill holes, each with targeted depths of approximately 400 metres. The Company’s 2008 comprehensive 20,000 metre drilling and exploration program for Cerros Las Minitas will also include Pina, Bocona, Puro Corazon, La Cima, Esperanza, and Guadalupe Ramp projects.

"In March 2007, we began our second surface drilling program to further explore mineralization discovered in 2006 and to explore additional prospective areas identified by geologic, geochemical, and geophysical data," commented Marc Hazout, President of Silver Dragon Resources Inc. "Our goal in 2008 is to further extend the Guadalupe Ramp to reach these rich ore zones, to rehabilitate old workings such as Zacatecas, and to complete a comprehensive 20,000 metre drill program in an attempt to identify additional mineralization."

About Cerros Las Minitas

Cerros Las Minitas is comprised of 16 concessions covering 1,423 Hectares. It is located in Durango, Mexico and comprises the Cerros Las Minitas mining district, part of the prolific silver belt of the Sierra Madre Occidental. Silver Dragon Resources Inc. through its wholly owned Mexican Subsidiary Silver Dragon Mining de Mexico S.A. De C.V. acquired the exploration and mining rights to the property in March 2006.

Additional Information

Diagrams and tables detailing some of the matters described herein are attached to this news release. If you are missing these, please download this news release from Silver Dragon's website at http://www.silverdragonresources.com, to which they are attached, or contact us at the numbers listed below.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerros Las Minitas and Erbahuo projects in Mexico and China respectively. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Cerros Las Minitas Silver Project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. Information inferred from the interpretation of assay results and information concerning mineralization zones may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact Silver Dragon Resources Inc.

Marc Hazout
President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

Alex Motta Investor
Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com